 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-1 of our audit report dated March 28, 2022, with respect to the consolidated balance sheets of Clean Vision Corp. as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021.

Our report relating to those financial statements includes and emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

January 23, 2023